UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __)

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Kona Grill, Inc.

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KONA GRILL, INC.

7150 East Camelback Road, Suite 220

Scottsdale, Arizona 85251

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 14, 2014

The Annual Meeting of Stockholders of Kona Grill, Inc., a Delaware corporation, will be held at 9:00 a.m., on Wednesday, May 14, 2014, at the Kona Grill restaurant located at 7014 E. Camelback Road, Scottsdale, Arizona, 85251 for the following purposes:

1.	To elect two Class III directors nominated by the Board of Directors to serve for a three-year term expiring in 2017;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 20, 2014 (“record date”) are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Our Annual Meeting materials, including our Proxy Statement and Annual Report, are available over the internet at www.proxyvote.com. We believe that this delivery process expedites stockholders’ receipt of proxy materials as well as lowers the costs and reduces the environmental impact of our Annual Meeting. All stockholders as of the record date were mailed a Notice of Internet Availability (the “Notice”) with instructions on how to access our Annual Meeting materials online and how to request a paper copy of the materials by mail. The Notice also includes instructions on how to vote online or by telephone. Internet voting must be completed before midnight, Eastern Time, prior to the meeting.

By order of the Board of Directors,

/s/ Berke Bakay
Berke Bakay
President and Chief Executive Officer

Scottsdale, Arizona

March 31, 2014

KONA GRILL, INC.

 PROXY STATEMENT

VOTING AND OTHER MATTERS

General

This proxy statement is being furnished to the stockholders of Kona Grill, Inc. in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held at the Kona Grill Scottsdale restaurant on Wednesday, May 14, 2014, at 9:00 a.m., local time, and at any adjournment or postponement thereof. These proxy solicitation materials were first made available on or about March 31, 2014 to all stockholders entitled to vote at the meeting.

Who is Entitled to Vote at the Annual Meeting

Only holders of record of our common stock as of the close of business on March 20, 2014, are entitled to notice of, and to vote at, the meeting. On the record date, there were 8,614,044 shares of our common stock outstanding. Each outstanding share of common stock is entitled to one vote upon all matters to be acted upon at the meeting.

Voting

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, the votes to approve the matters coming before the meeting are as follows. For the election of directors, a plurality of the votes properly cast in person or by proxy will be required to elect the two director candidates. To take action on all other matters, the bylaws require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Under applicable New York Stock Exchange rules relating to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to certain matters, including the election of directors and executive compensation matters, without instructions from the beneficial owner.  However, brokers are permitted to vote shares held in brokerage accounts with respect to the approval of the independent registered public accounting firm, even if they do not receive instructions from the beneficial owner.  Therefore, street name holders of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with Proposal 1.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the nominees set forth in this proxy statement and (2) “for” the ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2014.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation of Proxies

We will bear the cost of this solicitation. Proxies may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

ANNUAL REPORT

Our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, was made available to stockholders with or preceding this proxy statement. Such 2013 Annual Report to Stockholders contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report on Executive Compensation” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge to each person being solicited by this proxy statement, upon request, a printed copy of our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC. Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2013. All such requests should be directed to Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation provides for three classes of directors, each of which serves for a term of three years. At the meeting, our Class III directors will be elected to hold office for a term of three years or until their respective successors are elected and qualified. Unless otherwise instructed, the shares represented by validly submitted proxy cards will be voted for the election of each of the nominees listed below to serve as Class III directors. The nominees were approved and recommended by the Board and have consented to be named in the proxy statement and to serve as directors, if elected. The Board has no reason to believe that the nominees will not be candidates or will be unable or will decline to serve as directors if they are elected at the meeting. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the form of proxy will be voted “for” the election of such substitute nominees as shall be designated by the remaining incumbent directors of our current Board of Directors to fill the vacancy.

Pursuant to its charter, the Nominating Committee of the Board of Directors has recommended the nominees for election to our Board based on the following: (a) the nominees possess the experience, qualifications, attributes, and skills necessary to serve as members of the Board, and (b) the nominees possess the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our company, including the knowledge and experience of the nominees in serving on our Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Bakay and Hauser as Class III directors.

Class III: Term to Expire in 2017

Name	Age	Year First Became a Director
Berke Bakay	35	2009
Richard J. Hauser	52	2004

DIRECTORS WHO ARE CONTINUING IN OFFICE:

Class I: Term to Expire in 2015

Name	Age	Year First Became a Director
James R. Jundt	72	2010
Steven W. Schussler	58	2012

Class II: Term to Expire in 2016

Name	Age	Year First Became a Director
Marcus E. Jundt	48	2011
Leonard M. Newman	53	2012
Anthony L. Winczewski	58	2005

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current directors and executive officers.

Name	Age	Director or Executive Officer Since	Position
James R. Jundt	72	2010	Chairman of the Board
Berke Bakay	35	2009	President, Chief Executive Officer and Director
Richard J. Hauser	52	2004	Director
Marcus E. Jundt	48	2011	Director
Anthony L. Winczewski	58	2005	Director
Steven W. Schussler	58	2012	Director
Leonard M. Newman	53	2012	Director
Christi Hing	40	2012	Chief Financial Officer

Biographical Information Regarding Directors and Executive Officers

James R. Jundt was appointed as a director and Chairman of our company in November 2010. Mr. Jundt was a founding investor in the Kona Grill concept. Mr. Jundt’s career has primarily been managing portfolios of growth stocks. Mr. Jundt began his career in 1964 with Merrill Lynch were he served as a securities analyst with the restaurant and retail industries. Since 1969, Mr. Jundt has been active as portfolio manager with Investors Diversified Services (now Ameriprise Financial Services), St. Paul Advisers and Jundt Associates, an investment advisory firm that Mr. Jundt founded in 1982 which managed pension assets, mutual funds and hedge funds. Mr. Jundt resigned from Jundt Associates in October 2007 and founded JRJ Management, LLC, an investment advisory firm based in Scottsdale, Arizona. Jundt Associates was placed into receivership in December 2007 by Hennpein County District Court, State of Minnesota. Mr. Jundt has served on the boards of numerous private companies, including Caribou Coffee, universities such as Gonzaga University and Saint Thomas Law School and institutions such as the Minneapolis Institute of Arts. Mr. Jundt holds a Bachelor degree from Gonzaga University and is a Chartered Financial Analyst. Mr. Jundt is the father of Marcus E. Jundt.

Our Board believes that Mr. Jundt’s extensive experience in public company investment advisory management, coupled with his long and significant ownership position in our company provides the Board with a strategic focus on maximizing stockholder value.

Berke Bakay has served as our Chief Executive Officer and President since January 2012 and as a director of our company since October 2009. Mr. Bakay is the founder and managing member of BBS Capital Management, LP, a Texas limited partnership that serves as the investment manager to the BBS Capital Fund, LP. BBS Capital Fund, LP is currently the largest stockholder of Kona Grill, Inc. Mr. Bakay also serves as a director of Arabella Exploration Inc. (NYSE: AXPLF).

Mr. Bakay has a strong background in business and finance with experience as a buy-side portfolio manager covering publicly traded restaurant companies. His position as Chief Executive Officer of our company and his status as our largest stockholder qualify him to represent the stockholders’ interest as well as the views of management on our Board.

Richard J. Hauser has served as a director of our company since December 2004. Mr. Hauser serves as the President and owner of Capital Real Estate, Inc., a commercial real estate development company based in Minneapolis, Minnesota, which he founded in 2001. In addition, Mr. Hauser is the Manager and owner of Net Lease Development, LLC, which is a controlled operating company under Capital Real Estate, Inc., as well as a member and managing partner of several other partnerships formed for real estate and related ventures. Mr. Hauser currently serves as the CEO of Gaia Leasing, LLC, a commercial leasing company which services the restaurant and other industries. Prior to founding Capital Real Estate, Inc. and Net Lease Development, LLC, Mr. Hauser served as a partner with Reliance Development Company, LLC from 1992 to 2001, where he was responsible for the management, development, and sale of retail properties. Mr. Hauser also serves as a director of Arabella Exploration Inc. (NYSE: AXPLF).

The Board believes Mr. Hauser’s strong executive background in commercial real estate and finance provides important perspective to the Board, given the importance of real estate evaluation, development and finance to our company’s business. Mr. Hauser also has extensive experience in development, business operations and strategic planning, which also benefit our company’s business.

Marcus E. Jundt was appointed to serve as a director of our company in October 2011. Mr. Jundt was one of the founders of the Kona Grill concept. Mr. Jundt previously served as a member of our Board from 2000 to 2009, as the Board’s Chairman from March 2004 to May 2009, and as our chief executive officer from July 2006 to May 2009. Mr. Jundt has served as a member of the board of directors of several companies and been an investor in numerous ventures. In 2012, Mr. Jundt founded and serves as President and Chief Executive Officer of Williston Holding Company (WHC), whose portfolio includes Williston Brewing Company, J Dub's Bar & Grill, Gramma Sharon's Family Restaurant, and Doc Holliday's Roadhouse. From June 2004 to April 2009, Mr. Jundt served as a General Partner in Vail Development, LLC, a private holding company for the Four Seasons Hotel in Vail, Colorado. From 1992 to 2006, Mr. Jundt also served as Vice Chairman and President of the investment advisory firm Jundt Associates, Inc. During November 2007, a receiver was appointed to administer the assets of Jundt Associates, Inc. In August of 2011, Mr. Jundt filed for personal bankruptcy in United States Bankruptcy Court for the District of South Dakota. Mr. Jundt holds a Bachelor of Science degree from Gonzaga University and an MBA from the J.L. Kellogg Graduate School at Northwestern University. Mr. Marcus E. Jundt is the son of Mr. James R. Jundt.

The Board believes Mr. Jundt’s role as the former Chief Executive Officer of our company, as well as extensive investment advisory experience and his strong general background in the hospitality industry and other business areas make him uniquely qualified to serve on the Board.

Anthony L. Winczewski has served as a director of our company since April 2005. Mr. Winczewski has served as President and Chief Executive Officer of Commercial Partners Title, LLC, a title insurance agency engaged in providing commercial, residential, and tax deferred exchange solutions since January 1995. Prior to forming Commercial Partners in 1995, Mr. Winczewski held a variety of positions with title insurance companies for 20 years, including positions as a manager and sales officer for Chicago Title Insurance Company from May 1984 until January 1995 and as a Vice President and Principal of Winona County Abstract and Title, Inc. from July 1975 until May 1984.

The Board believes Mr. Winczewski’s strong executive background in real estate finance and over 35 years of experience in management and ownership positions makes him qualified to serve on the Board.

Steven W. Schussler was appointed to serve as a director of our company in March 2012. Mr. Schussler was the founder, Executive Vice-President and a director of Rainforest Café, Inc., a publicly traded restaurant company that was sold to Landry’s Restaurants, Inc. in 2000. Since that time, Mr. Schussler has been Chief Executive Officer of Schussler Creative, Inc., a restaurant development concept company that has created several restaurant concepts including T-Rex Café, a restaurant and retail store located in Downtown Disney Marketplace in Orlando, Florida and in Kansas City, as well as Yak & Yeti, an Asian restaurant located inside Disney’s Animal Kingdom in Orlando, Florida. Schussler Creative, Inc. sold a controlling interest in these restaurant concepts to Landry’s in 2006.

The Board believes that Mr. Schussler’s extensive business and restaurant industry experience of over 30 years makes him qualified to serve on the Board.

Leonard M. Newman was appointed to serve as a director of our company in March 2012. Mr. Newman began his career as an accountant with Arthur Andersen & Co. from 1982 through 1989. From 1989 through 1996, Mr. Newman served in several accounting and finance functions for PepsiCo, Inc., where he worked with the PepsiCo and Taco Bell divisions. From 1996 through 2003, Mr. Newman was Chief Financial Officer of Border Foods, Inc., which operated several Kentucky Fried Chicken, Pizza Hut and Taco Bell units. From 2004 through 2010, Mr. Newman served as Chief Executive Officer of Camillet Foods, a franchisee of three casual restaurants. From January 2010 through August 2012, Mr. Newman served as a financial consultant in various industries. Mr. Newman is currently the Chief Financial Officer of East View Information Services, a leading provider of native and translated foreign language information products and services.

The Board believes that Mr. Newman’s extensive finance and accounting experience combined with his restaurant industry experience makes him uniquely qualified to serve on the Board.

Christi Hing has served as our Chief Financial Officer since February 2012. Ms. Hing has over 18 years of finance and accounting experience and has been with the Company since January 2006. She had served as the Company’s Vice President and Controller and previous to that as the Company’s Director of Financial Reporting. Prior to joining the Company, from February 2004 to December 2005, she was a Manager of Financial Reporting at American Express Company. From September 1996 to October 2003, she held a variety of audit positions at PricewaterhouseCoopers LLP in the Audit and Business Advisory Services practice. Ms. Hing is a Certified Public Accountant in Arizona.

Classification of Our Board of Directors

Our certificate of incorporation provides for a Board of Directors consisting of three classes serving three-year staggered terms. James R. Jundt and Steven W. Schussler serve as our Class I directors, with the term of office of the Class I directors expiring at the annual meeting of stockholders in 2015. The Class II directors consist of Marcus E. Jundt, Leonard M. Newman, and Anthony L. Winczewski, with the term of office of the Class II directors expiring at the annual meeting of stockholders in 2016. Class III directors consist of Berke Bakay and Richard J. Hauser, with the term of office of Class III directors expiring at the annual meeting of stockholders in 2014. Officers serve at the pleasure of the Board of Directors.

Information Relating to Corporate Governance and the Board of Directors

The Board of Directors has determined that having a non-employee serve as Chairman of the Board is in the best interests of stockholders. The structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the Board’s work. Mr. James R. Jundt currently serves as the Chairman of the Board.

Risk Oversight

The Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that as of the date hereof, the following directors are independent directors, as “independence” is defined by NASDAQ, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director: Leonard M. Newman, Anthony L. Winczewski, Richard J. Hauser, Steven W. Schussler, and James R. Jundt.

We regularly schedule executive sessions at which independent directors meet without the presence or participation of management.

Information Regarding Board Committees

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established an Audit Committee, Compensation Committee, and Nominating Committee, each consisting entirely of independent directors.

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted a Code of Business Conduct and Ethics and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.konagrill.com, the charters of our Audit, Compensation, and Nominating Committees; our Code of Business Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Communications With Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Kona Grill, Inc. c/o any specified individual director or directors to our corporate office. Any such letters are sent to the indicated directors.

Audit Committee

The purpose of the Audit Committee is to oversee the financial and reporting processes and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Hauser, Newman, and Winczewski, each of whom is an independent director of our company under the NASDAQ rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that Mr. Newman (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Newman serves as the Chairman of the Audit Committee.

Nominating Committee

The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate. The Nominating Committee is responsible for making recommendations to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company. The Nominating Committee currently consists of Messrs. Hauser and Winczewski, with Mr. Winczewski serving as Chairman.

The Board of Directors periodically reviews the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the company. The Nominating Committee has adopted a policy regarding the director selection process that requires the committee to assess the skill areas currently represented on the Board against the target skill areas, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function. The Nominating Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary.

The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner, to the attention of our company’s secretary at the address listed herein. The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate. Specific qualities or experiences could include matters such as experience in the restaurant industry, financial or technical expertise, strength of character, mature judgment, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominating Committee are independent, as that term is defined by NASDAQ.

Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee charter also grants the committee the authority to: review and approve the goals and objectives relevant to executive officer compensation, including annual performance objectives; review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and recommend new executive compensation programs; review disclosures to be filed with the SEC and distributed to our stockholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee, except where such delegation is not allowed by legal or regulatory requirements. The Compensation Committee currently consists of Messrs. Hauser, Newman and Winczewski, with Mr. Hauser serving as Chairman.

Compensation Committee Interlocks and Insider Participation

There are no relationships between the members of our Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the committee are employees of our company and none have ever been an officer of our company.

Board and Committee Meetings

Our Board of Directors held a total of five meetings during the year ended December 31, 2013. During the year ended December 31, 2013, the Audit Committee held five meetings and the Compensation Committee held two meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member. We encourage each of our directors to attend our annual meeting of stockholders. Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders. All of our seven directors attended our 2013 annual meeting of stockholders.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.

Cash Compensation Paid to Board Members

During 2013, we paid each non-employee director of our company an annual cash retainer of $22,000 and the Chairman of the Audit Committee received an additional cash retainer of $5,000. Members of the Audit and Compensation Committees each receive an annual cash retainer of $3,000 for each committee on which they serve during the year. In addition, non-employee directors receive $2,000 for each market that they visit in conjunction with the review of real estate locations for new unit growth. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director. Non-employee directors may also receive additional fees for services rendered in addition to normal duties.

Stock-Based Compensation

Non-employee directors also are eligible to receive grants of stock options or awards pursuant to the discretion of the Compensation Committee or the entire Board of Directors. Upon joining the Board of Directors, each new non-employee director is granted an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of such member’s appointment to the Board of Directors. Such option awards vest immediately. Each subsequent year, non-employee directors receive an annual stock option grant to purchase 11,000 shares of our common stock, except the Chairman of the Board who receives an annual stock option grant of 16,000 shares, that vests 25% each quarter over a period of one year, while new non-employee directors receive a pro-rata portion of the annual stock option grant in their first full year of service.

The Board of Directors reviewed annual cash retainer and stock-based compensation amounts and elected to not make any changes in the compensation structure for 2014.

The following table summarizes information regarding compensation for non-employee directors during 2013.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Total ($)
Richard J. Hauser	49,000	25,924	74,924
James R. Jundt	22,000	37,708	59,708
Marcus E. Jundt	44,000	25,924	69,924
Leonard M. Newman	29,000	25,924	54,924
Steven W. Schussler	22,000	25,924	47,924
Anthony L. Winczewski	28,000	25,924	53,924

(1)

Directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Berke Bakay, President and Chief Executive Officer, is reflected in the Summary Compensation Table.

(2)

The amounts reflect the grant date fair value of awards issued pursuant to the 2012 Stock Award Plan during 2013 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. As of December 31, 2013, each director had the following number of options vested and outstanding: Richard J. Hauser (30,550); James R. Jundt (38,875); Marcus E. Jundt (10,750); Leonard M. Newman (18,250); Steven W. Schussler (18,250) and Anthony L. Winczewski (30,750).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock on February 28, 2014, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage of Class (2)
Directors and Executive Officers:
Berke Bakay (3)	1,456,250	16.7%
Christi Hing (4)	50,474	*
Richard J. Hauser (5)	723,602	8.4%
James R. Jundt (6)	801,486	9.3%
Marcus E. Jundt (7)	13,500	*
Anthony L. Winczewski (8)	40,784	*
Steven W. Schussler (9)	21,000	*
Leonard M. Newman (9)	21,000	*
All directors and executive officers as a group (8 persons)	3,128,096	35.0%

5% Stockholders:
BBS Capital Fund, LP (3)	1,330,000	15.4%
Renaissance Technologies LLC (10)	464,316	5.4%

*	Less than 1%

(1)

Except as otherwise indicated, each person named in the table has sole voting and dispositive power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached as follows: c/o Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251.

(2)

The percentages shown are calculated based upon 8,614,044 shares of common stock outstanding on February 28, 2014. In accordance with SEC rules, percent of class as of February 28, 2014 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(3)

The number of shares of common stock beneficially owned by Mr. Bakay includes common stock beneficially owned by the following: (i) BBS Capital Fund, LP, (ii) BBS Capital Management, LP, (iii) BBS Capital, LLC, and (iv) Berke Bakay, which together are referred to as the “BBS Management Group.” The BBS Management Group has sole voting and dispositive power over all such shares of common stock. The address of BBS Management Group is 5524 E. Estrid Avenue, Scottsdale, AZ 85254. Also included in Mr. Bakay’s beneficial ownership amount are (a) 10,000 shares of common stock held by Mr. Bakay and (b) 116,250 shares of common stock issuable upon exercise of vested stock options held by Mr. Bakay.

(4)	Includes 38,750 shares of common stock issuable upon exercise of vested stock options.

(5)

The number of shares of common stock beneficially owned by Mr. Hauser includes (a) 393,407 shares of common stock held by his spouse; (b) 200,000 shares of common stock beneficially owned by Kona MN, LLC, of which Mr. Hauser and his spouse are control persons; (c) 11,500 shares held by a trust for the benefit of Mr. Hauser’s children; and (d) 33,300 shares of common stock issuable upon exercise of vested stock options. Of the shares he holds directly, 85,395 shares have been pledged to his spouse as security for a promisory note.

(6)

The number of shares of common stock beneficially owned by Mr. James Jundt includes 42,875 shares of common stock issuable upon exercise of vested stock options. The remaining 758,611 shares held directly by Mr. Jundt have been pledged as security for loans. The shares reported exclude 190,689 shares, beneficially owned by a trust for the benefit of Mr. Jundt’s adult children, for which Mr. Jundt’s spouse is the trustee, and 8,635 shares owned directly by Mr. Jundt’s spouse.

(7)	Represents 13,500 shares of common stock issuable upon exercise of vested stock options.

(8)	Represents 33,500 shares of common stock issuable upon exercise of vested stock options.

(9)	Represents 21,000 shares of common stock issuable upon exercise of vested stock options.

(10)

Based on the statement on Schedule 13G filed with the SEC on February 13, 2014, Renaissance Technologies LLC has shared voting and dispositive power over all such shares of common stock. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The objective of our executive compensation program is to attract, retain, and reward executive officers who are critical to our long-term success. The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies of similar size in the restaurant industry. We align executive officer compensation with both company performance and individual performance and provide incentives to motivate executive officers to achieve our financial, operating, and strategic objectives and reward them for achieving these objectives. We compensate our executive officers through a mix of compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.

The Compensation Committee believes that executive compensation should be closely aligned with the performance of our company on both a short-term and a long-term basis. Our executive compensation is comprised of three principal elements:

●	Annual base salary;

●	Performance-based annual cash incentive bonuses, which depend upon our annual financial performance (based on our achievement of goals for Adjusted EBITDA, as described herein); and

●	Long-term incentive compensation in the form of stock options or other equity-based awards which are designed to align executive officers’ interests with the long-term interests of our stockholders.

Financial Results in 2013 and Relationship to Executive Compensation

During 2013, we continued to focus on our execution of our restaurant operating strategy, with key initiatives designed to drive traffic, increase sales and enhance guest experience while building our business for long-term growth. We generated restaurant sales of $98.3 million in 2013, an increase of $2.3 million, or 2.3%, from $96.0 million in 2012. While many restaurant operators within our industry segment reported negative same-store sales and guest traffic declines throughout 2013, our same-store sales increased 1.4% year over year, driven by a 1.2% increase in average guest check and 0.2% guest traffic growth.

Income from continuing operations in 2013 was $2.7 million or $0.31 per share, compared to $5.3 million or $0.59 per share in 2012. The change was attributable to pre-opening expenses for our two new restaurants opened in 2013 and one new restaurant opened in early 2014. Our 2013 income was also impacted by lost sales and profits associated with extensive remodels of two restaurants as well as human capital investments to support our growth objectives. As a result of the aforementioned items, net income for 2013 was $2.7 million or $0.31 per share, compared to $4.8 million or $0.54 per share in 2012. We plan to open three additional restaurants in 2014 and continue to plan for additional growth, which will continue to impact our net income.

Our adjusted EBITDA in 2013 was slightly lower than our target level, and as a result, our executives each received a bonus slightly below target levels. Both of our executive officers also received annual stock option grants in 2013.

Determining Executive Compensation

Our compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary and annual and long-term incentive compensation. We design annual cash incentive compensation to reward company-wide performance through tying awards primarily to specific operational metrics and financial performance. The Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

We compete with many restaurant companies for top executive-level talent. The committee reviews comparative data to assess competitiveness from a variety of resources. For fiscal 2013, the committee utilized publicly available data from the SEC to compare benchmark salary data for comparable size restaurant companies in terms of revenues and market capitalization.

The committee does not set a specific compensation percentile for our executive officers; instead the committee uses this information and the executive’s level of responsibility and experience as well as the executive’s success in achieving business results and leadership in determining the executive’s compensation. The committee believes that this approach allows it to take into consideration the executive’s overall contribution to our company in determining executive compensation rather than relying solely on specific peer group targets.

A significant portion of total compensation is allocated to incentives as a result of the philosophy discussed above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The committee reviews data from industry compensation surveys, SEC filings, and other publicly available sources to determine the appropriate level and mix of incentive compensation.

The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of our executive officers and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The chief executive officer provides recommendations on compensation to the committee based on each executive officer’s annual review. The committee reviews base salary levels for executive officers of our company at the beginning of each year and recommends actual bonuses at the end of each year based upon company performance.

Elements of Executive Compensation

Base Salary

Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. We provide executive officers with a level of base salary that recognizes appropriately each individual officer’s scope of responsibility, role in the organization, experience, and contributions to the success of our company. The Board of Directors reviews and approves salaries recommended by the Compensation Committee. In formulating these recommendations, the committee considers the overall performance of our company, industry compensation data, and conducts an evaluation of individual officer performance. The committee makes, or recommends that the Board of Directors make, final determinations on any adjustments to the base salary for executive officers. For 2014, the Compensation Committee elected to increase the base salaries for our chief executive officer by 3.0%, to $371,315, and for our chief financial officer by 12.8%, to $215,000. The 2014 base salary for our executive officers is based upon the results of the committee’s review of benchmark compensation data for comparable size restaurant companies in terms of revenues and market capitalization in 2013.

Annual Incentive Bonus

Annual bonuses are intended to provide incentive compensation to the executive officers, who contribute substantially to the success of our company. Under our current management bonus program, our chief executive officer and chief financial officer are eligible to receive 50% and 40% of each individual’s respective base salary upon successfully achieving certain specified goals.

The Board of Directors believes that annual restaurant sales, cash flow, earnings growth and new restaurant development are key drivers of stockholder return over the long term. Therefore, the compensation committee provides an annual incentive to motivate and reward executives based upon our goal of increasing earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, pre-opening expense and unusual charges, if applicable (“Adjusted EBITDA”). Performance targets are established early each year based on achieving the Company’s annual budget. No payout is made if our company’s minimum performance targets are not achieved. The incentive bonus is paid strictly based on Adjusted EBITDA compared to the performance target. The Compensation Committee sets the target at levels that are considered difficult to achieve. In the past five years, the incentive bonus has been paid above target level two times and below target level three times. For 2013, the performance targets used to determine incentive bonus payouts and their corresponding factors are listed below:

	Adjusted EBITDA (millions)	Factor
Maximum	$11.9	1.5
Target	$10.9	1.0
Minimum	$ 9.9	0.1

In February 2014, the Board of Directors approved a bonus payout equal to 92% of the targeted bonus amount for each executive officer, as 2013 Adjusted EBITDA was slightly below the target level as detailed below.

	Target (millions)	Actual (millions)	Factor	Bonus Percentage
Adjusted EBITDA	$10.9	$10.8	.92	92%

(1)	Bonus percentage represents the percentage of the targeted bonus that the named executive officer is awarded.

The following is a reconciliation of income from operations, as reported in our consolidated statement of comprehensive income, to Adjusted EBITDA for 2013:

Income from operations	$3,107

Add: Depreciation and amortization	5,918
Stock-based compensation	584
Pre-opening	1,162
Insurance recoveries and other	32
Adjusted EBITDA	$10,803

Long-Term Equity Compensation

Long-term performance-based compensation of executive officers has traditionally taken the form of stock option awards. We believe that equity ownership for all executive officers and for certain of our key employees are important for retention and to provide additional incentive to maximize long-term total return to stockholders. Stock option award levels are determined based on market data and vary among participants based on their positions within our company. Under our 2012 Stock Award Plan, the Board of Directors or a committee appointed by the Board is specified to act as the plan administrator. The Board has authorized the Compensation Committee to make recommendations to the Board regarding grants of options to executive officers and these recommendations are subject to ratification by the Board of Directors. In general, stock options are granted to our executive officers at the onset of employment, upon promotion, and annually in conjunction with the review of executive officer performance. In establishing award levels, the committee bases the number of stock option awards to be granted on the target percentage of ownership of the recipient, assuming full dilution of outstanding stock option awards. The committee considers the target percentage of ownership of executive officers in our peer group in setting award levels for executive officers. If, in the opinion of the committee, the outstanding service of an existing employee merits an increase in the number of options held, the committee may elect to issue additional stock options to that employee. We do not have any program or plan to time option grants to our executives in coordination with the release of material non-public information. Our general practice is to grant stock option awards to executive officers upon new employment or for annual awards, during the first Board of Directors meeting held during the year.

Stock options are granted at the closing market price of our common stock on the date of grant. Accordingly, a stock option becomes valuable only if the market price of our common stock increases above the option exercise price and the holder remains employed during the period of time that the option vests.

On February 6, 2014, the Board of Directors granted annual option grants to Mr. Bakay and Ms. Hing to purchase 30,000 shares and 25,000 shares, respectively, of common stock. The executives received grants for the same numbers of shares in 2013, as determined by the committee’s review of benchmark compensation data for comparable size restaurant companies in terms of revenues and market capitalization in 2013. These grants vest 25% on each anniversary grant date and expire five years from the date of grant.

Benefits

Executive officers are eligible to participate in various employee benefit programs that are generally available to all full-time salaried employees of the company. These benefit programs include medical, dental, life, and long-term disability insurance benefits. We also sponsor a tax-qualified 401(k) retirement savings plan pursuant to which eligible employees are able to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service. We match 100% of the first 3% of salary contributed and 50% of the next 2% of salary contributed, subject to Internal Revenue Code guidelines on highly compensated employees. All contributions to the 401(k) plan as well as any matching contributions are fully vested upon contribution. In addition, we sponsor an employee stock purchase plan pursuant to which eligible employees are able to purchase common stock at a 5% discount of the fair market value of common stock on the last day of the applicable offering period. Eligible employees may purchase up to 15% of eligible earnings during each of the offering periods, subject to a maximum of $25,000 annually.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for the named executives. However, deductibility is not the sole factor used to determine appropriate levels or types of compensation. The provisions of our stock options are intended to permit tax deductibility of compensation income of the named executives received under those awards. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is possible that we may enter into compensation arrangements in the future under which compensation paid to a named executive in excess of $1 million is not deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Richard J. Hauser, Chair
Anthony L. Winczewski
Leonard M. Newman

Summary of Cash and Other Compensation

The table below summarizes the total compensation paid to each of our executive officers for the years ended December 31, 2013 and 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Compensation ($)	All Other Compensation ($) (2)	Total ($)

Berke Bakay	2013	357,471	75,994	165,830	12,519	611,814
President and Chief Executive Officer (3)	2012	309,615	609,785	222,979	3,500	1,145,879

Christi Hing	2013	188,949	63,328	70,122	11,189	333,588
Chief Financial Officer and Secretary (4)	2012	176,000	58,509	93,825	11,240	339,574

(l)

The amounts reflect the grant date fair value of awards issued for the respective year pursuant to the 2012 Stock Award Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (See Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC). Details regarding 2013 stock option awards can be found in the table “Grants of Plan-Based Awards.” Details regarding 2013 and 2012 stock option awards that are still outstanding can be found in the table “Outstanding Equity Awards at December 31, 2013.”

(2)

Executive officers also receive employee benefits that are provided to all salaried employees of our company and primarily consisted of 401(k) matching contributions, health insurance premiums, and contributions to a health care savings account.

(3)

Mr. Bakay was appointed as President and Chief Executive Officer effective January 30, 2012. His annual salary during 2013 and 2012 was $360,500 and $350,000, respectively. The amount shown for 2012 under “Salary” and “Non-Equity Incentive Compensation” reflects the pro-rated amount of his 2012 salary as Chief Executive Officer.

(4)

Ms. Hing was appointed as Chief Financial Officer and Secretary effective February 28, 2012 and previously served as Vice President and Controller. Her annual salary during 2013 and 2012 was $190,550 and $185,000, respectively. The amounts reported in “Salary” and “Non-Equity Incentive Compensation” reflects the amounts paid to Ms. Hing during 2013 and 2012, including service prior to her appointment as Chief Financial Officer. We have not entered into an employment agreement with Ms. Hing.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to stock options granted during the year ended December 31, 2013 to any of the individuals listed on the Summary Compensation Table above.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($) (1)

Berke Bakay	02/07/2013	30,000	8.71	75,994
Christi Hing	02/07/2013	25,000	8.71	63,328

(1)	Represents the aggregate compensation cost for all option awards granted during 2013 to the executive officers named above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

The following table includes certain information with respect to all options previously awarded to the executive officers named above that were outstanding as of December 31, 2013.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise	Option
Name	Exercisable	Unexercisable		Price ($)	Expiration Date

Berke Bakay (1)	1,250	—		3.39	01/28/2015
	7,500	—		5.15	02/24/2016
	50,000	150,000	(a)	6.98	01/29/2017
	—	30,000	(b)	8.71	02/06/2018

Christi Hing (2)	7,500	2,500	(a)	3.39	01/28/2015
	5,000	5,000	(b)	4.99	01/23/2016
	2,500	2,500	(c)	5.78	10/26/2016
	6,250	18,750	(d)	5.37	02/27/2017
	—	25,000	(e)	8.71	02/06/2018

(1)

Mr. Bakay’s unexercisable options as of December 31, 2013 include (a) 50,000 options that vested on January 30, 2014 and two tranches of 50,000 options that will vest on January 30, 2015 and 2016, respectively, and (b) 7,500 options that vested on February 7, 2014 and three tranches of 7,500 that will vest on February 7, 2015, 2016 and 2017, respectively.

(2)

Ms. Hing’s unexercisable options as of December 31, 2013 include (a) 2,500 options that vested on January 28, 2014; (b) 2,500 options that vested on January 24, 2014 and 2,500 options that will vest on January 24, 2015; (c) two tranches of 1,250 options that will vest on October 27, 2014 and 2015, respectively; (d) 6,250 options that vested on February 28, 2014 and two tranches of 6,250 options that will vest on February 28, 2015 and 2016, respectively; and (e) 6,250 options that vested on February 7, 2014 and three tranches of 6,250 options that will vest on February 7, 2015, 2016 and 2017, respectively.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to stock options exercised and stock awards vested during the year ended December 31, 2013 to any of the individuals listed on the Summary Compensation Table above.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Berke Bakay	—	—	—	—
Christi Hing	10,000	83,300	—	—

Employment Agreements

We have historically entered into employment agreements with certain executives. The Board believes that terms of our executive employment agreement are in line with market standards, and the agreement can be an important means to allow management to continue to focus on running the business of the company in the event of a pending or actual change of control event or otherwise. More detailed information concerning severance payments appears herein under the caption “Potential Payments Upon Termination or Change in Control.”

On January 30, 2012, we entered into an employment agreement with Berke Bakay, a director of our company since October 2009. The terms of Mr. Bakay’s Employment Agreement include the following:

Term: Unless earlier terminated as provided therein, the term of the Employment Agreement is three years.

Annualized Base Salary: The annualized base salary shall be $350,000 which may be increased annually by the Board in its sole discretion.

Bonus Incentives: Mr. Bakay will also be eligible to receive an annual incentive bonus for each calendar year at the end of which he remains employed by the Company and any additional bonuses as determined by the Board in its sole discretion.

Stock Option Grant: Pursuant to a stock option agreement effective as of January 30, 2012, the Company granted Mr. Bakay options to purchase 200,000 shares of the Company’s common stock at an exercise price equal to $6.98, the closing sale price of the common stock on the grant date. The stock option agreement provides for a “cashless exercise” provision. The options vest 25% each year over four years commencing on the one-year anniversary of the grant date. Vested stock options may be exercised by Mr. Bakay during the term of the Employment Agreement and for three months thereafter except as provided therein for situations relating to termination for cause (option terminates), death or disability (vested portion continues to be exercisable for 12 months).

Mr. Bakay’s stock options also accelerate in the event of a termination without cause or with “Good Reason” as described below.  Finally, in the event of a “Change in Control” event (as defined below), all of Mr. Bakay’s unvested stock options will immediately vest and be immediately exercisable. A “Change in Control” includes (a) merger or sale of substantially all of the assets of the Company and (b) certain transactions where a person or group of persons become the owners of 30% or more of the total combined voting power of the Company’s securities.

Severance Eligibility:  If the Company terminates Mr. Bakay’s employment without cause or if Mr. Bakay terminates his employment for “Good Reason” he shall be entitled to  (a) any base salary earned but unpaid as of the date of termination and any other payments pursuant to other benefit plans, including without limitation medical  and dental benefits and unused vacation; (b) six months of base salary and a pro-rata portion of any incentive bonus payable for that year (subject to certain conditions such as entering into a general release with the Company); and (c) unvested stock options scheduled to vest over a 12 month period following termination shall be vested and remain exercisable except if any such termination occurs during the first 12 month period of the Employment Agreement, unvested stock options scheduled to vest over a 24 month period following termination shall be vested and remain exercisable.

 “Good Reason”  includes (a) any material reduction in the amount or type of compensation paid to Mr. Bakay or material reduction in benefits inconsistent with benefit reductions taken by other members of the Company’s senior management; (b) requiring  Mr. Bakay to be based in any office or location other than facilities within 50 miles of Phoenix, Arizona after Mr. Bakay relocates to the Phoenix area; or (c) any material breach of any contract entered into between Mr. Bakay and the Company or an affiliate of the Company, including the Employment Agreement, which is not remedied by the Company.

Potential Payments Upon Termination or Change of Control

The following table describes the potential payments for the named executive officers as of December 31, 2013, based on the applicable triggering event:

	Termination Without Cause or With Good Reason			Termination Upon a Change in Control
Name	Cash Payment ($)(1)	Acceleration of Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Cash Payment ($)(1)	Acceleration of Vesting of Equity Awards ($)(2)	Benefits ($)(3)
Berke Bakay	360,500	650,575	1,800	360,500	2,025,300	1,800

Christi Hing	—	—	—	—	—	—

(1)	Assumes a termination date for Mr. Bakay as of December 31, 2013.

(2)	The calculation for Mr. Bakay is based upon a termination date of December 31, 2013 and the closing market price of our common stock on that date.

(3)	Reflects the continuation of health benefits following employment for the period specified in the respective agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our stock option plans and shares purchased under our Employee Stock Purchase Plan as of December 31, 2013.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) )

Equity Compensation Plans Approved by Stockholders	783,297	$6.94	918,006
Equity Compensation Plans Not Approved by Stockholders	–—	–—	–—
Total	783,297	$6.94	918,006

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the year ended December 31, 2013, and written representations that no other reports were required, we believe that each person who, at any time during such year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such year, except for Mr. James Jundt, who filed one late Form 4 relating to the grant of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and stockholders. Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company. Therefore, our Board of Directors reviews and, if appropriate, approves or ratifies any such transactions. Pursuant to the policy, the Board of Directors, or a designated committee, will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has, or will have a direct or indirect material interest. After its review, the Board of Directors or designated committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders, as determined in good faith.

During 2013, we did not enter into any transaction or series of similar transactions to which we were, or are to be, a party in which the amount involved exceeds $120,000, and in which any director, executive officer, or holder of more than 5% of any class of voting securities of our company and members of such person’s family had, or will have, a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference herein.

As more fully described in its charter, the purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

As part of its oversight of our financial statements, the committee reviews and discusses with both management and our independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2013, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to U.S. Auditing Standards No. 16 (Communications with Audit Committees) issued by the Public Company Accounting Oversight Board, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the committee concerning independence. In addition, the committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the audit, its evaluations of our company and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The report has been furnished by the Audit Committee of the Board of Directors.

Leonard M. Newman
Richard J. Hauser
Anthony L. Winczewski

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the approval in advance of any significant audit or non-audit engagement or relationship with the independent auditor, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. All of the services provided by Ernst & Young LLP described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the financial statements of our company for the years ended December 31, 2012 and 2013. Our Audit Committee has appointed Ernst & Young LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2014 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. The Board of Directors anticipates that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

AUDITOR FEES AND SERVICES

The following table sets forth the aggregate fees billed to us by Ernst & Young LLP for the years ended December 31, 2012 and 2013.

	2012	2013
Audit Fees (1)	$298,885	$301,921
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$298,885	$301,921

(1)	Represents fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, assistance with the review of documents filed with the SEC, and accounting consultations.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

Any stockholder that wishes to present any proposal for stockholder action at our annual meeting of stockholders to be held in 2015 must notify us at our principal offices no later than January 14, 2015 in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2015, except in circumstances where (i) we receive notice of the proposed matter no later than February 14, 2015 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

Householding of Annual Meeting Materials

Certain brokers and other nominee record holders may be participating in the practice of “householding” this proxy statement and other proxy materials. This means that only one copy of this proxy statement and other proxy materials may have been sent to multiple stockholders in a stockholder’s household. The company will promptly deliver additional copies of the proxy statement and other proxy materials to any stockholder who contacts the company’s principal corporate office at 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251 or by calling (480) 922-8100, requesting such additional copies. If a stockholder is receiving multiple copies of the proxy statement and other proxy materials at the stockholder’s household and would like to receive in the future only a single copy of the proxy statement and other proxy materials for a stockholder’s household, such stockholders should contact their broker, other nominee record holder, or the company’s investor relations department to request the future mailing of only a single copy of the company’s proxy statement and other proxy materials.

Other

Except as discussed in this proxy statement, the Board of Directors does not know of any matters that are to be properly presented at the meeting other than those stated in the Notice of 2014 Annual Meeting of Stockholders and referred to in this proxy statement. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote thereon in accordance with their best judgment. Moreover, the Board of Directors reserves the right to adjourn or postpone the meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that, in the Board of Directors’ belief, would cause such adjournments or postponements to be in the best interests of all of the company’s stockholders.

Dated: March 31, 2014

KONA GRILL, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of KONA GRILL, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated March 28, 2014, and hereby appoints Berke Bakay and Christi Hing, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of the Company, to be held on Wednesday, May 14, 2014, at 9:00 a.m., local time, at the Kona Grill restaurant located at 7014 E. Camelback Road, Scottsdale, Arizona, 85251 and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the named Class III directors nominated by the Company’s Board of Directors to serve for a three-year term expiring in 2017 and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2014; and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

☐	Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” each of the following nominees:

1.	Election of Directors:
	FOR	WITHHOLD
Berke Bakay	☐	☐
Richard J. Hauser	☐	☐

The Board of Directors recommends a vote “FOR” Proposal #2:

2.	Proposal to approve the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014

FOR ☐	AGAINST ☐	ABSTAIN ☐

and upon such matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)

Date

Stockholder signature